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                                                                    EXHIBIT 10.3

        CERTIFICATE SETTING FORTH RESOLUTIONS OF THE BOARD OF DIRECTORS
                                       OF

                                  NEW CEI INC.
                            PURSUANT TO SECTION 151
                                       OF
                          THE GENERAL CORPORATION LAW
                                       OF
                             THE STATE OF DELAWARE

                            ------------------------

     We, the undersigned,                and                , the Chairman of
the Board of Directors and the Secretary, respectively, of New CEI Inc., a Delaware corporation, the Certificate of Incorporation of which was filed in the office of the Secretary of State of Delaware and recorded in the office of the Recorder of Kent County, Delaware, on December, 2001, DO HEREBY CERTIFY: That by unanimous written consent of the Directors of the Corporation the following resolutions were duly adopted:

     The number, designation, preferences and the relative, participating, optional and other special rights and qualifications, limitations and restrictions of the following series of Preferred Stock (collectively the "Designation Preferences and Limitations of the Junior 5% Preferred Stock") are as follows:

          1. Number and Designation. The number of shares to constitute the total authorized amount of the series of Preferred Stock, par value $.001 per share of the Corporation shall be 50,000 shares and the designation of such shares shall be "5% Junior Preferred".

          2. Stated Value; Date of Issue. The 5% Junior Preferred Stock shall have a stated value of $100 per share (the "Stated Value"). The date a share of 5% Junior Preferred Stock is issued is referred to herein as its "Date of Issue".

          3. Dividends.

             (a) The holders of shares of 5% Junior Preferred Stock shall be entitled to receive dividends per annum, equal to 5.0% per annum applied to the amount of the sum of the Stated Value per share of 5% Junior Preferred. Such dividends shall compound and be cumulative in respect of each share of Preferred Stock annually, in arrears, on the last day in each year (each a "Dividend Payment Date"). Each period commencing on the later of the Date of Issue of a share of the 5% Junior Preferred or the first day after the last preceding Dividend Payment Date and ending on the next Dividend Payment Date or, in the case of a final dividend, the effective date of a liquidating distribution or redemption of such shares of 5% Junior Preferred is referred to herein as a "Dividend Period." If the date fixed for payment of a final liquidating distribution on any shares of 5% Junior Preferred or the date on which the shares of 5% Junior Preferred are redeemed does not coincide with a Dividend Payment Date, then subject to the provisions hereof relating to such liquidating distribution or redemption, the final Dividend Period applicable to such shares shall be the period from the last Dividend Payment Date prior to the date such liquidating distribution or redemption occurs through the effective date of such liquidating distribution or redemption.

             (b) Dividends on each share of 5% Junior Preferred shall be paid in the form of additional authorized, duly issued, fully paid and nonassessable shares of 5% Junior Preferred. Each share so issued shall be valued at its Stated Value. The receipt of the dividend shares shall be deemed to have occurred upon the date such dividends are declared by the Board of Directors of the Corporation and the holder entitled to receive such shares of 5% Junior Preferred shall be treated for all purposes as the record holder of such shares of 5% Junior Preferred as of the time such dividends are declared.

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             (c) If full dividends on all outstanding shares of 5% Junior
        Preferred have not been declared and paid or irrevocably set aside in trust for payment for the then current Dividend Period and all prior Dividend Periods, the Corporation shall not (i) declare or pay or set aside for payment any dividends or make any other distribution or payments on the Common Stock or any other securities of the Corporation ranking junior to shares of 5% Junior Preferred Stock with respect to the payment of dividends or upon liquidation (collectively with the Common Stock, "Junior Securities") or (ii) make any payment on account of the purchase, redemption or other retirement of, or pay or make available any money for a sinking fund for the redemption of, any Junior Securities.

          4. Redemption.

             (a) The Corporation shall redeem all but not less than all of the outstanding 5% Junior Preferred, upon the occurrence of a Redemption Event which shall be the earlier of (i) the tenth anniversary of the Date of Issue or (ii) a Change of Control which shall mean (x) the merger, consolidation or sale or conveyance for cash or stock in one or a series of related transactions, of all or substantially all of the assets of the Corporation to any Person (as such term is used in the Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) other than a Principal or an Affiliate; (y) if any Person, other than an Affiliate or Principal, shall acquire direct or indirect beneficial ownership of more than 50% of the total combined voting power with respect to the election of directors of the issued and outstanding Common Stock of the Corporation, or (iii) the consummation of the sale by the Corporation or a successor of shares of its Common Stock or securities convertible into shares of Common Stock of the Corporation or of a successor which sale is the subject of a Registration Statement declared effective under the Securities Act of 1933, as amended, by the Securities and Exchange Commission and resulted in gross proceeds of at least $25,000,000. "Affiliate" means any individual, corporation, limited liability company, partnership, association, trust or other entity or organization that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; and Principal means the Corporation, each stockholder of the Corporation as of the date of issue by the Corporation of shares of 5% Junior Preferred and each Affiliate of such stockholder. Within five (5) business days following the occurrence of a Redemption Event, the Corporation shall provide each holder of 5% Junior Preferred with written notice of such Redemption Event and the redemption to be effected as a result thereof (the "Mandatory Redemption Notice").

             (b) Within five (5) business days following receipt of any Mandatory Redemption Notice, each holder of shares of 5% Junior Preferred to be redeemed shall deliver to the Corporation (i) the certificates representing the shares to be redeemed or (ii) a statement by such holder to the effect that such certificates have been lost, stolen or destroyed and an agreement of such holder to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Redemption Price for such shares shall be paid in immediately available funds within five (5) business days following the date that the holder of such shares complies with the requirements of the preceding sentence.

             (c) Such redemption shall be deemed to have been made as of the close of business on the applicable date of payment of the Redemption Price for such Series, and the rights of the holder thereof, except for the right to receive the Redemption Price for such redeemed shares as provided in this Section 4, shall cease and terminate as to such redeemed shares on such date.

             (d) As used herein, "Redemption Price" means the sum of the Stated Value of the shares to be redeemed plus all accrued but unpaid dividends thereon, as calculated pursuant to Section 3 herein, as of the effective date of such redemption.

          5. No Voting Rights.

          Except as otherwise required by law or as otherwise specifically provided herein, the holder of each share of the 5% Junior Preferred shall not be entitled to vote on any matter submitted to the stockholders

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     of the Corporation including but not limited to the election of directors or to otherwise participate in any action taken by the Corporation or its stockholders.

          6. Ranking. The Corporation may at any time create, authorize or issue, without the consent of any of the holders of the 5% Junior Preferred, other classes or series of capital stock which rank senior, junior to, or on parity with, the 5% Junior Preferred in respect to dividends and junior or on parity with the 5% Junior Preferred in respect of dissolution, liquidation or winding-up. However, other than with respect to the Series A Convertible Preferred Stock, the Corporation may not, without the consent of the holders of a majority of the outstanding shares of the outstanding Junior Preferred create, authorize or issue preferred stock ranking senior to the 5% Junior Preferred with respect to dissolution, liquidation or winding-up.

          7. Subordination.

          7.1 Redemption and liquidation obligations and payments with respect to the 5% Junior Preferred shall be subordinated to the payment of all Indebtedness of the Corporation as hereinafter defined, and appoints the Company its attorney-in-fact for any and all such purposes. The term "Indebtedness" shall mean any principal of, premium, if any, accrued and unpaid interest on, and any and all other obligations arising out of or as a result of Debt (as hereinafter defined) of the Corporation (which term shall mean, the Corporation and its consolidated subsidiaries) outstanding on the date of execution of this Debenture or hereafter created, incurred, assumed, issued or guaranteed by the Company, together with all interest thereon accruing after commencement of a case, proceeding or other action related to the bankruptcy, reorganization or insolvency of the Corporation, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, it is provided that such indebtedness is subordinate to all other indebtedness of the Company or that such indebtedness is not superior in right of redemption or liquidation payments with respect to the 5% Junior Preferred. The term "Debt" shall mean (a) any debt (whether created, incurred or assumed), unconditional or contingent, (i) for borrowed money or (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation so evidenced), or (iii) the face amount of any letters of credit; (b) any debt of others described in the preceding clause (a) which the Corporation has guaranteed or for which it is otherwise liable; (c) trade indebtedness; and (d) any amendment, modification, deferral, renewal, extension or refinancing of any debt described in (a) or (b).

          7.2 Upon the maturity of any Indebtedness or any distribution of assets of the Company pursuant to any dissolution, winding up, liquidation or reorganization of the Company, whether in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or any other marshalling of the assets and liabilities of the Company or otherwise, the holders of all Indebtedness shall first be entitled to receive payment in full of all of the Indebtedness before the holders of 5% Junior Preferred becomes entitled to receive any redemption or liquidation payments on the 5% Junior Preferred; and upon the occurrence of any of the above-described events, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than securities of the Company as reorganized or readjusted or securities of the Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated to the payment of Indebtedness which may at any time be outstanding) to which the holders of the 5% Junior Preferred would be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, shall be paid directly to the holders of Indebtedness or their representative or representatives or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the principal of and premium, if any, and interest on the Indebtedness held or represented by each, to the extent necessary to pay in full all Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Indebtedness.

          7.3 No redemption or liquidation payment on account of the 5% Junior Preferred shall be made if any event of default or default in respect of any Indebtedness has occurred and is continuing. No payment

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     on account of, the 5% Junior Preferred shall be made, either directly or indirectly, by the Corporation, if, at the time of such payment or purchase, or immediately after giving effect thereto, Indebtedness shall be or shall become in default, unless simultaneously with making such payment, full payment of amounts which are, or with the lapse of time or the giving of notice or both would become, due as a result of such default has been made. Nothing contained herein shall be deemed to preclude or prohibit the Corporation from making any payment on account of the 5% Junior Preferred at a time when the Corporation is not in default or would not be in default with notice or lapse of time or both under any Indebtedness after giving effect to such payment.

          7.4 In the event any direct or indirect payment or distribution shall be made to the holders of the 5% Junior Preferred in contravention of the provisions of this Section 7, then such payment or distribution shall be held in trust for the benefit of the holders of Indebtedness and shall be paid over by the holders of the 5% Junior Preferred in the manner as provided in Section 7.2.

          7.5 Notwithstanding any provision of Section 7 herein, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise, after payment or provision for payment of the Indebtedness of the Corporation, the holders of the 5% Junior Preferred Stock shall be entitled to receive, before the holders of any of the Common Stock or other classes of Preferred Stock of the Corporation ranking junior thereto, out of the remaining net assets of the Corporation, the Stated Value of the 5% Junior Preferred Stock.

     In the event that, after payment or provision for payment of the Indebtedness of the Corporation, the remaining net assets of the Corporation are not sufficient to pay the liquidation preference of the holders of the 5% Junior Preferred Stock, then no such distribution shall be made on account of any shares of any other class or series of capital stock of the Corporation ranking, on a parity with the shares of the 5% Junior Preferred Stock upon such liquidation unless proportionate distributive amounts shall be paid on account of each share of the 5% Junior Preferred Stock, ratably, in proportion to the full distributable amounts for which holders of all such parity shares, including other shares of 5% Junior Preferred Stock, are respectively entitled upon such liquidation.

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